EXHIBIT NO. 99

[LETTERHEAD OF AK STEEL]

AK Steel Says It Has No Intention of Suspending Shipments to General Motors

MIDDLETOWN, OH, February 7, 2003—AK Steel (NYSE: AKS) said today in response to published news reports about litigation between AK Steel and General Motors, that it has no intention of suspending shipments of steel products to General Motors. AK Steel confirmed that it is engaged in litigation over interpretation of terms of the supply contract between it and General Motors. That litigation involves a claim by AK Steel that General Motors has failed to satisfy its obligation under the parties’ contract to reimburse AK Steel for its increased costs attributable to changes by General Motors in the scope of work covered by the contract.

Reports that have suggested that AK Steel is seeking in that litigation, or otherwise, to suspend shipments to General Motors are incorrect. To the contrary, in a letter AK Steel sent to General Motors prior to commencing its litigation, AK Steel stated “we do not intend to suspend our performance under the contract as a result of our disagreement over the application of the equitable adjustment clause of the contract.”

AK Steel said it and its predecessor companies have served General Motors for more than 90 years. GM has awarded AK Steel its coveted Supplier of the Year award twice in recent years. Notwithstanding the litigation, AK Steel said it anticipates that it will continue its long and mutually beneficial relationship with GM for many years to come.

“Even in good relationships, disputes sometimes arise which the parties themselves cannot initially resolve,” said Richard M. Wardrop, Jr., chairman and CEO of AK Steel. “I am confident, however, that the strength of our longstanding partnership with GM will enable us to bring this matter to an equitable resolution. We look forward to continuing to supply GM with the highest quality steels available.”

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products. The company operates steel producing and finishing facilities in Ohio, Kentucky, Pennsylvania and Indiana. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.

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